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FOR IMMEDIATE RELEASE


FOREST COMPLETES FIRST PHASE OF ANSCHUTZ TRANSACTION



DENVER, COLORADO - MAY 22, 1995 - Forest Oil Corporation ("Forest") announced that it has closed the first phase of its transaction with The Anschutz Corporation ("Anschutz") as anticipated by the definitive agreement between the parties dated May 17, 1995.


Forest's agreement with Anschutz specifies that Anschutz will purchase 18.8 million shares of the company's common stock and shares of a newly-issued preferred stock that are convertible into 6.2 million additional shares of common stock for a total consideration of $45 million, or $1.80 per share. The investment will be made in two closings. In the first closing, which occurred on May 19, 1995, Anschutz loaned Forest $9.9 million for a term of nine months. The proceeds of the loan will be used to fund a $2 million collateral account securing the loan and the remainder will be used to repay a portion of the indebtedness under the company's revolving credit agreement. The loan may be converted into 5.5 million shares of Forest's common stock at Anschutz's election, but the loan must be so converted at the second closing. At the second closing, expected to occur in July 1995 following receipt of the approval of Forest's shareholders of the transactions, Anschutz will purchase 13.3 million shares of common stock and the convertible preferred stock.

As previously announced, Forest has a definitive agreement with an affiliate of Enron Corp. ("Enron") to restructure Enron's existing non-recourse secured loan of approximately $62.1 million. Under the term of the Enron agreement, the interest rate on the loan will be reduced in exchange for warrants to purchase common stock of Forest. Forest anticipates that the loan restructuring will reduce the recorded amount of the liability by approximately $12 million and will lower its annual interest expense on the loan by approximately $2.0 million. Enron will receive warrants to purchase
11.25 million shares at $2.00 per share. In addition, Forest will issue to Anschutz warrants to purchase 19.44 million shares of common stock at $2.10 per share. The $2.00 warrants expire on December 31, 2002, subject to earlier expiration in certain circumstances. The $2.10 warrants are exercisable for 18 months, subject to extension in certain circumstances to 36 months. Enron will grant Anschutz a 36-month option to purchase the shares issuable upon exercise of the $2.00 warrants at an increasing option price capped at $3.10 per share. The proceeds from the exercise of both the $2.00 and $2.10 warrants will be used to repay remaining Enron indebtedness.


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The transactions with Anschutz to be consummated at the second closing, the restructure of the Enron loan and the transactions between Anschutz and Enron described above are subject to, among other things, the prior approval of Forest's shareholders and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The Anschutz Corporation is a member of the privately-held Anschutz group of companies headquartered in Denver, Colorado. The group's principal businesses include natural resources, transportation, communications, and real estate.

Forest Oil Corporation is engaged in the exploitation and acquisition of, exploration for and development and production of natural gas and crude oil. Its principal reserves and producing properties are located in the Gulf of Mexico and Texas, Oklahoma and Wyoming. Forest Oil's common and preferred stocks are traded on the NASDAQ/NMS system under the FOIL and FOILO symbols, respectively.


May 22, 1995










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